STOCK PURCHASE AGREEMENT

     THIS STOCK PURCHASE AGREEMENT is made as of the 23rd day of September, 1999, by and among Real Goods Trading Corporation, a
California corporation (the "Company"), and Whole Foods Market,
Inc., a Texas corporation (the "Investor").

    The parties hereby agree as follows:

1.   Purchase and Sale of Stock.

     1.1 SALE AND ISSUANCE OF COMMON STOCK. Subject to the terms and conditions of this Agreement, the Investor agrees to purchase at the Closing (as defined below), and the Company agrees to sell and issue to the Investor, 800,000 shares (the "Shares") of common stock, without par value, of the Company ("Common Stock") at a purchase price equal to $4.50 per Share.

     1.2 CLOSING. The purchase and sale of the Shares shall take place at the offices of the Investor in Austin, Texas, at 9:00 a.m., on the date hereof, or at such other time and place as the Company and the Investor mutually agree upon orally or in writing (which time and place are designated as the "Closing"). At the Closing, the Company shall deliver to the Investor a certificate representing the Shares against delivery to the Company by the Investor of a check in the amount of $3,600,000, payable to the Company's order or by wire transfer of funds in such amount to the Company's designated bank account.

2. REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company hereby represents and warrants to the Investor that, except as set forth on a Schedule of Exceptions, attached hereto as Exhibit A, furnished to the Investor, which exceptions shall be deemed to be representations and warranties as if made hereunder:

     2.1 ORGANIATION, GOOD STANDING AND QUALIFICATION. The Company is a corporation duly organized, validly existing and in good standing under the laws of the State of California and has all requisite corporate power and authority to carry on its business as now conducted and as proposed to be conducted. The Company is duly qualified to transact business and is in good standing in each jurisdiction in which the failure so to qualify would have a material adverse effect (a "Company Material Adverse Effect") on (i) the business, operations, assets or financial condition of the Company or (ii) the validity or enforceability of, or the ability of the Company to perform its obligations under, this Agreement.

     2.2 AUTHORIZATION. All corporate action on the part of the Company, its officers, directors and stockholders necessary for the authorization, execution and delivery of this Agreement, the Registration Rights Agreement in the form of Exhibit B hereto (the "Registration Rights Agreement") and the Director Designation Agreement in the form of Exhibit C hereto (the "Director Agreement") (the Registration Rights Agreement and Director Agreement being referred to collectively as the "Ancillary Agreements"), the performance of all obligations of the Company hereunder and thereunder and the authorization, issuance (or reservation for issuance) and delivery of the Shares being sold hereunder has been taken or will be taken prior to the Closing; and this Agreement and any Ancillary Agreements constitute valid and legally binding obligations of the Company, enforceable in accordance with their respective terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

     2.3 GOVERNMENTAL CONSENTS. No consent, approval, order or authorization of, or registration, qualification, designation, declaration or filing with, any federal, state, local or provincial governmental authority on the part of the Company is required in connection with the consummation of the transactions contemplated by this Agreement or the Ancillary Agreements.

     2.4 COMPLIANCE WITH OTHER INSTRUMENTS. The Company is not in violation or default of any provisions of its Articles of Incorporation or Bylaws (each as amended to date) or of any instrument, judgment, order, writ, decree or contract to which it is a party or by which it is bound or, to its knowledge, of any provision of federal or state statute, rule or regulation applicable to the Company, except where such violation or default would not have a Company Material Adverse Effect. The execution, delivery and performance of this Agreement or any Ancillary Agreements and the consummation of the transactions contemplated hereby and thereby will not result in any such violation or be in conflict with or constitute, with or without the passage of time and giving of notice, either a default under any such provision, instrument, judgment, order, writ, decree or contract or an event which results in the creation of any lien, charge or encumbrance upon any assets of the Company or the suspension, revocation, impairment, forfeiture, or nonrenewal of any material permit, license, authorization, or approval applicable to the Company, its business or operations or any of its assets or properties.

     2.5 CAPITALIZATION. The authorized capital of the Company consists of 10 million shares of Common Stock, of which 4,079,942 shares are outstanding immediately prior to the issuance and delivery of the Shares. An additional number of shares of Common Stock are reserved for issuance upon the exercise of stock options granted, or eligible for future grant, under the stock option plans of the Company, as described in the "Company SEC Reports" (defined hereinbelow). Except as stated above, there is no outstanding subscription, contract, convertible or exchangeable security, option, warrant, call or other right obligating the Company to issue, sell, exchange, or otherwise dispose of, or to purchase, redeem or otherwise acquire, shares of, or securities convertible into or exchangeable for, capital stock of the Company.

     2.6 VALID ISSUANCE OF COMMON STOCK. The Shares which are being purchased by the Investor hereunder, when issued, sold and delivered in accordance with the terms hereof for the consideration expressed herein, will be duly and validly issued, fully paid and nonassessable and, based in part upon the representations of the Investor in this Agreement, will be issued in compliance with all applicable federal and state securities laws.

     2.7 COMPANY SEC REPORTS. The Company has made available to the Investor (i) the Company's Annual Report on Form 10-KSB for the year ended March 31, 1999 (ii) the Company's Quarterly Report on Form 10-QSB for the quarter ended June 30, 1999, (iii) the proxy statements relating to the Company's 1999 meeting of stockholders and (iv) all other reports or registration statements (as amended or supplemented prior to the date hereof), filed by the Company with the Securities and Exchange Commission (the "SEC") since April 1, 1999, including all exhibits thereto and items incorporated therein by reference (items (i) through (iv) being referred to as the "Company SEC Reports"). As of their respective dates, the Company SEC Reports did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Since April 1, 1997, the Company has filed all material forms (with necessary amendments), reports and documents with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder, each of which complied as to form, at the time such form, report or document was filed, in all material respects with the applicable requirements of the federal securities laws and the applicable rules and regulations thereunder.

     2.8 FINANCIAL STATEMENTS. The Company has made available to the Investor true, correct and complete copies of the following financial statements (the "Company Financial
Statements"):

          (a) the financial statements of the Company as of March 31,1998 and 1999 and for the years then ended, including the notes thereto, in each case examined by and accompanied by the reportof Deloitte & Touche (collectively, the "Company Year-End Statements"); and

          (b) the unaudited balance sheet of the Company as of June 30, 1999 (the "Company Balance Sheet"), with any notes thereto, and the related unaudited statement of income for the three months then ended (collectively, the "Company Quarterly Statements").

The Company Year-End Statements and Company Quarterly Statements have been prepared from, and are in accordance with, the books and records of the Company and present fairly, in all material respects, the financial position of the Company as of the dates thereof and the results of operations and cash flows thereof for the periods then ended, in each case in conformity with generally accepted accounting principles, consistently applied, except for normal year-end adjustments and as noted therein. Since March 31, 1999, there has been no change in accounting principles applicable to, or methods of accounting utilized by, the Company, except (i) as noted in the Company Financial Statements and (ii) the Company is now recognizing gross shipping and handling revenues and expenses, rather than netting such items.

     2.9  ABSENCE OF CERTAIN CHANGES.  Since June 30, 1999, the
Company has not, except as otherwise set forth or contemplated in the Company SEC Reports:

          (a) suffered any adverse change in the business, operations, assets, or financial condition, except for such changes that would not result in a Company Material Adverse
Effect;

          (b) suffered any material damage or destruction to or loss of the assets of the Company, whether or not covered by insurance, which property or assets are material to the operations or business of the Company;

          (c) entered into or terminated any material agreement, commitment or transaction, or agreed or made any changes in material leases or agreements, other than renewals or extensions thereof and leases, agreements, transactions and commitments entered into or terminated in the ordinary course of business;

          (d) declared, paid or set aside for payment any dividend or distribution with respect to the Company's capital stock; or

          (e) entered into any agreement to do any of the foregoing.

     2.10 NO MATERIAL UNDISCLOSED LIABILITIES.  To the
Company's knowledge, there are no liabilities or obligations of the Company of any nature, whether absolute, accrued, contingent, or otherwise, other than:

          (a) the liabilities and obligations that are reflected, accrued or reserved against on the Company Balance Sheet, or referred to in the footnotes to the Company Balance Sheet, or incurred in the ordinary course of business and consistent with past practices since June 30, 1999; or

          (b) liabilities and obligations which in the aggregate would not result in a Company Material Adverse Effect.


     2.11 LITIGATION. There is no action, suit, proceeding or investigation pending or, to the Company's knowledge, currently threatened in writing against the Company which questions the validity of this Agreement or any Ancillary Agreements, or the right of the Company to enter into any of them, or to consummate the transactions contemplated hereby or thereby, or which might result, either individually or in the aggregate, in a Company Material Adverse Effect.

     2.12 TAX RETURNS; TAXES. The Company has duly filed all U.S. federal and material state, county, local and foreign tax returns and reports required to be filed by it, including those with respect to income, payroll, property, withholding, social security, unemployment, franchise, excise and sales taxes and all such returns and reports are correct in all material respects; has either paid in full all taxes that have become due as reflected on any return or report and any interest and penalties with respect thereto or have fully accrued on its books or have established adequate reserves for all taxes payable but not yet due; and has made cash deposits with appropriate governmental authorities representing estimated payments of taxes, including income taxes and employee withholding tax obligations. No extension or waiver of any statute of limitations or time within which to file any return has been granted to or requested by the Company with respect to any tax. No unsatisfied deficiency, delinquency or default for any tax, assessment or governmental charge has been claimed, proposed or assessed against the Company, nor has the Company received notice of any such deficiency, delinquency or default.

     2.13 MATERIAL CONTRACTS. The Company has furnished or made available to the Investor accurate and complete copies of the Material Contracts (as defined herein) applicable to the Company. There is not under any of the Material Contracts any existing breach, default or event of default by the Company nor event that with notice or lapse of time or both would constitute such a breach, default or event of default that would have a Company Material Adverse Effect. As used herein, the term "Material Contracts" shall mean all contracts and agreements filed, or required to be filed, as exhibits to Company's Annual Report on Form 10-KSB for the year ended March 31, 1999 and any contracts and agreements entered into since March 31, 1999 which would be required to be filed as an exhibit to Company's Annual Report on Form 10-KSB for the year ending March 31, 2000.

     2.14 PERMITS. To the Company's knowledge: (i) the Company has all material franchises, permits, licenses and any similar authority necessary for the conduct of its business as now being conducted by it, the lack of which could have a Company Material Adverse Effect; and (ii) the Company is not in default in any material respect under any of such franchises, permits, licenses or other similar authority.

     2.15 INTELLECTUAL PROPERTY. The Company owns or has valid, binding and enforceable rights to use all material patents, trademarks, trade names, service marks, service names, copyrights, applications therefor and licenses or other rights in respect thereof ("Intellectual Property") used or held for use in connection with the business of the Company, without any known conflict with the rights of others, except for such conflicts as do not have a Company Material Adverse Effect. The Company has not received any written notice from any other person pertaining to or challenging the right of the Company to use any Intellectual Property or any trade secrets, proprietary information, inventions, know-how, processes and procedures owned or used or licensed to Company, except with respect to rights the loss of which, individually or in the aggregate, would not have a Company Material Adverse Effect.

     2.16 LABOR AGREEMENTS AND ACTIONS. The Company is not bound by or subject to (and none of its assets or properties is bound by or subject to) any written or oral, express or implied, contract, commitment or arrangement with any labor union, and no labor union has requested or, to the knowledge of the Company, has sought to represent any of the employees, representatives or agents of the Company. There is no strike or other labor dispute involving the Company pending, or to the knowledge of the Company threatened in writing, which could have a material adverse effect on the assets, properties, financial condition, operating results or business of the Company, nor is the Company aware of any labor organization activity involving its employees.

3.   REPRESENTATIONS AND WARRANTIES OF THE INVESTOR.  The
Investor hereby represents and warrants that:

     3.1 AUTHORIZATION. This Agreement constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except (i) as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies. The Investor represents that it has full power and authority to enter into this Agreement.

     3.2 PURCHASE ENTIRELY FOR OWN ACCOUNT. The Shares to be purchased by the Investor will be acquired for investment for the Investor's own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof, and the Investor has no present intention of selling, granting any participation in, or otherwise distributing the same. By executing this Agreement, the Investor further represents that it does not have any contract, undertaking, agreement or arrangement with any person to sell, transfer or grant participation to such person or to any third person, with respect to any of the Shares.


     3.3 DISCLOSURE OF INFORMATION. It believes it has received all the information it considers necessary or appropriate for deciding whether to purchase the Shares. The Investor further represents that it has had an opportunity to ask questions and receive answers from the Company regarding the terms and conditions of the offering of the Shares. The foregoing, however, does not limit or modify the representations and warranties of the Company in Section 2 of this Agreement or the right of the Investor to rely thereon.

     3.4 INVESTMENT EXPERIENCE. The Investor acknowledges that it is able to fend for itself, can bear the economic risk of its investment and has such knowledge and experience in financial or business matters that it is capable of evaluating the merits and risks of the investment in the Shares.

     3.5 ACCREDITED. The Investor is an "accredited investor" within the meaning of SEC Rule 501 of Regulation D, as presently in effect.

     3.6 RESTRICTED SECURITIES. It understands that the Shares are characterized as "restricted securities" under the federal securities laws inasmuch as they are being acquired from the Company in a transaction not involving a public offering and that under such laws and applicable regulations such securities may be resold without registration under the Securities Act of 1933, as amended (the "Act"), only in certain limited circumstances. In this connection, the Investor represents that it is familiar with SEC Rule 144, as presently in effect, and understands the resale limitations imposed thereby and by the Act.

     3.7 LEGENDS. It is understood that the certificates evidencing the Shares may bear one or all of the following legends:

          (a) "These securities have not been registered under the Securities Act of 1933. They may not be sold, offered for sale, pledged or hypothecated in the absence of a registration statement in effect with respect to the securities under such Act or an opinion of counsel satisfactory to the Company that such registration is not required or unless sold pursuant to Rule 144 of such Act."

          (b)  Any legend required by the laws of any state.

4. Conditions of Investor's Obligations at Closing. The obligations of the Investor at the Closing to the Company under of this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions:

     4.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Company contained in Section 2 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the date of such Closing.

     4.2 PERFORMANCE. The Company shall have performed and complied with all agreements, obligations and conditions contained in this Agreement that are required to be performed or complied with by it on or before the Closing.

     4.3 COMPLIANCE CERTIFICATE. The chief executive officer of the Company shall deliver to the Investor at the Closing a certificate certifying that the conditions specified in Sections
4.1 and 4.2 have been fulfilled.

     4.4 PROCEEDINGS AND DOCUMENTS. All corporate and other proceedings in connection with the transactions contemplated at the Closing and all documents incident thereto shall be reasonably satisfactory in form and substance to the Investor, and they shall have received all such counterpart original and certified or other copies of such documents as they may reasonably request.

     4.5 OPIONION OF COMPANY COUNSEL. The Investor shall have received from corporate counsel for the Company, an opinion, dated as of the Closing, in form and substance satisfactory to the counsel to the Investor, with respect to the matters set forth in Sections 2.1 through 2.6 above.

5. CONDITIONS OF THE COMPANY'S OBLIGATIONS AT CLSOING. The obligations of the Company at the Closing to the Investor under this Agreement are subject to the fulfillment on or before the Closing of each of the following conditions by the Investor:

     5.1 REPRESENTATIONS AND WARRANTIES. The representations and warranties of the Investor contained in Section 3 shall be true on and as of the Closing with the same effect as though such representations and warranties had been made on and as of the
 Closing.

     5.2 COMPLIANCE CERTIFICATE. An executive officer of the Investor shall deliver to the Company at the Closing a certificate certifying that the conditions specified in Section
5.1 has been fulfilled.

     5.3 PAYMENT OF PURCHASE PRICE. The Investor shall have delivered the purchase price specified in Section 1.1.

6.   MISCELLANEOUS.

     6.1 SURVIVAL OF WARRANTIES. The warranties, representations and covenants of the Company and the Investor contained in or made pursuant to this Agreement shall survive the execution and delivery of this Agreement and the Closing and shall in no way be affected by any investigation of the subject matter thereof made by or on behalf of the Investor or the Company.
     6.2 SUCCESSORS AND ASSIGNS. Except as otherwise provided herein, the terms and conditions of this Agreement shall inure to the benefit of and be binding upon the respective successors and assigns of the parties. Nothing in this Agreement, express or implied, is intended to confer upon any party other than the parties hereto or their respective successors and assigns any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided in this Agreement.

     6.3 GOVERNING LAW; ARBITRATION. This Agreement shall be governed by and construed under the laws of the State of Colorado. Any controversy or dispute among the parties arising in connection with this Agreement shall be submitted to a panel of three arbitrators and finally settled by arbitration in accordance with the commercial arbitration rules of the American Arbitration Association. Each of the disputing parties shall appoint one arbitrator, and these two arbitrators shall independently select a third arbitrator. Arbitration shall take place in Denver, Colorado, or such other location as the arbitrators may select. Any award for monetary damages resulting from nonpayment of sums due hereunder shall bear interest from the date on which such sums were originally due and payable. Judgment upon the award rendered may be entered in any court having jurisdiction or application may be made to such court for judicial acceptance of the award and an order of enforcement, as the case may be.

     6.4 COUNTERPARTS. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

     6.5 TITLES AND SUBTITLES. The titles and subtitles used in this Agreement are used for convenience only and are not considered in construing or interpreting this Agreement.

     6.6 NOTICES. Any notices given under this Agreement shall be in writing and shall be delivered to the addresses set forth below the signatures of the parties or at such other address as the party shall specify in writing. Notices shall be deemed effectively given: (i) upon the next business day after being sent overnight by U.S. Express Mail or by a major U.S. express document courier; or (ii) upon receipt of confirmation following transmission by a facsimile machine.

     6.7 FINDER'S FEE. Each party represents that it neither is nor will be obligated for any finders' fee or commission in connection with this transaction. The Investor agrees to indemnify and to hold harmless the Company from any liability for any commission or compensation in the nature of a finders' fee (and the costs and expenses of defending against such liability or asserted liability) for which the Investor or any of its officers, employees or representatives is responsible. The Company agrees to indemnify and hold harmless the Investor from any liability for any commission or compensation in the nature of a finders' fee and the costs and expenses of defending against such liability or asserted liability) for which the Company or any of its officers, employees or representatives is responsible.

     6.8 EXPENSES. Each party shall pay all costs and expenses that it incurs with respect to the negotiation, execution, delivery and performance of this Agreement. If any action at law or in equity is necessary to enforce or interpret the terms of this Agreement or the other documents entered into in connection herewith, the prevailing party shall be entitled to reasonable attorney's fees, costs and necessary disbursements in addition to any other relief to which such party may be entitled.

     6.9 AMENDMENTS AND WAIVERS. Any term of this Agreement may be amended and the observance of any term of this Agreement may be waived only with the written consent of the Company and the Investor. Any amendment or waiver effected in accordance with this paragraph shall be binding upon each holder of any securities purchased under this Agreement at the time outstanding (including securities into which such securities are convertible), each future holder of all such securities, and the Company.

     6.10 SEVERABILITY. If one or more provisions of this Agreement are held to be unenforceable under applicable law, such provision shall be excluded from this Agreement and the balance of the Agreement shall be interpreted as if such provision were so excluded and shall be enforceable in accordance with its terms.

     6.11 ENTIRE AGREEMENT. This Agreement and the documents referred to herein constitute the entire agreement among the parties and no party shall be liable or bound to any other party in any manner by any warranties, representations, or covenants except as specifically set forth herein or therein.

     6.12 PUBLIC DISCLOSURE. Neither the Company nor the Investor shall make any public announcement regarding the terms hereof of or the transactions contemplated herein without the prior written consent of the other, except as required by law.

     6.13 COVENANT OF GOOD FAITH AND FAIR DEALING. Each of the parties hereby covenants to use its good faith and to deal fairly in connection with the matters described herein.








    In Witness Whereof, each of the parties hereto have executed this Agreement as of the date first written above.


                       WHOLE FOODS MARKET, INC

                       By:       [S]GLENDA FLANAGAN
                                    Glenda Flanagan

                       Address:  601 North Lamar Blvd., Suite 300
                                 Austin, Texas  78703
                                 Attn: Chief Financial Officer
                                 Fax: 512-477-1069



                        REAL GOODS TRADING COPORATIONn

                        By:      [S]JOHN SCHAEFFER
                                    John Schaeffer
                                    Chief Financial Officer

                        Address: 3140 Airway Drive
                                 Santa Rosa, California 95403
                                 Attention: President
                                 Fax: 707-744-2104


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